EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos.  333-105494 and 333-126932 on Form S-3, 333-91577 on Form S-4 and 333-43787, 333-89008, 333-95901, 333-105938, 333-114398, 333-118322, 333-120395, 333-126982, and 333-130270 on Form S-8 of our reports dated March 15, 2006, relating to the financial statements of Iron Mountain Incorporated and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Iron Mountain Incorporated for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
March 15, 2006